Exhibit 99.1

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into on December 28, 2012, by and among Zix Corporation, a Texas corporation (the “Company”), and Rockall Emerging Markets Master Fund Limited, a Cayman Islands exempted company (“Rockall”), Meldrum Asset Management, LLC, a Delaware limited liability company and the investment manager of Rockall (“Meldrum”), Fulvio Dobrich, Con Egan, Conor O’Driscoll, Michael E. Dailey and Mark J. Bonney (each, including Rockall and Meldrum, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Holders have filed with the Commission a Schedule 13D and amendments thereto reporting, among other things, their beneficial ownership of common stock of the Company (as amended as of November 20, 2012, the “Meldrum Schedule 13D”) and stating that they intend, at a requested special meeting of the Company’s shareholders, to propose the removal, without cause, of specified members of the Company’s board of directors (the “Board”), and to elect specified individuals to fill any vacancies resulting from the removal of such directors (collectively, the “Proposed Solicitation”); and

WHEREAS, the Company and the Holders have each determined that it is in their respective best interests to enter into this Agreement whereby (i) the Company will temporarily expand the Board to add new members and (ii) the Holders will abandon the Proposed Solicitation and be temporarily restricted from taking other actions, in each case as more fully provided herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:  (Terms used and not otherwise defined in this Agreement have the respective meanings ascribed to them in Section 6.14 of this Agreement.)

ARTICLE I

BOARD MATTERS AND RELATED AGREEMENTS

Section 1.01.  Board Matters

(a)           Effective as of January 1, 2013, pursuant to the powers granted to it under the Bylaws, the Board shall create two additional directorships, thereby temporarily increasing the size of the Board from six to eight directorships, and appoint the Meldrum Designees to fill such new directorships, with initial terms expiring at the Company’s 2013 annual meeting of shareholders (the “2013 Annual Meeting”).

(b)           The Board shall (i) use reasonable, good faith efforts to encourage the voluntary resignation or retirement of one director of the Company effective no later than March 1, 2013, and (ii) adopt a resolution, effective upon that resignation or retirement, reducing the number of directorships from eight to seven.

(c)           The Board shall (i) nominate the Meldrum Designees, including any Meldrum Designee replacement, as applicable, and no more than five additional nominees (together with the Meldrum Designees, the “Company Nominees”), to stand for election as directors of the Company at the 2013 Annual Meeting, (ii) recommend the election of all such nominees and solicit proxies in respect thereof substantially in accordance with its past practice, (iii) in connection with such nomination, adopt a resolution setting the size of the Board at seven directorships, effective no later than immediately following the final adjournment of the 2013 Annual Meeting, and (iv) vote the Voting Securities represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board for such meeting in favor of the Company Nominees, except to the extent that the Board or its proxy holder(s) determine such proxies indicate a vote to withhold authority or abstain with respect to any Company Nominee.

(d)           The Board agrees that if any meeting of shareholders, other than the 2013 Annual Meeting, is to be held at any time from the date hereof through earlier of the Standstill Termination Date and any violation of Section 3.02, to the extent directors are to be elected or nominated for election at such meeting of shareholders, the Company will nominate the Meldrum Designees, or any Meldrum Designee replacement(s), as applicable, and recommend the election of the Meldrum Designees or any Meldrum Designee replacement(s) and solicit proxies in respect thereof substantially in accordance with its past practice.

(e)           At the Board meeting at which the Meldrum Designees are first elected as members of the Board, the Board shall appoint Mr. Bonney to the Audit Committee of the Board and Mr. Dailey to the Compensation Committee of the Board.

(f)           Effective as of January 1, 2013, the Board shall amend Section 1.03 of the Bylaws to eliminate the final sentence thereof.

(g)           From the date hereof through the appointment of the Meldrum Designees to the Board, the Company shall not enter into any new, or modify any existing, employment or severance agreements or arrangements with any of the Company’s officers or directors.

Section 1.02.  Meldrum Designee Replacements.

(a)           If before the 2013 Annual Meeting, a Meldrum Designee dies or is disabled such that he is rendered unable to serve on the Board, and if there has been no Resignation Event, or resigns for any reason, Meldrum shall be entitled to nominate a replacement for the vacancy left by such death or disability or resignation of such Meldrum Designee.  Any Meldrum Designee who ceases to serve as a member of the Board before the 2013 Annual Meeting, other than as a result of death or disability, shall forfeit all equity awards granted thereto.

(b)           Nominations pursuant to paragraph (a) of this Section 1.02 shall be made by written notice delivered to the Company in accordance with Section 6.02.  Each such nominee shall be an individual of high personal and professional integrity and ethics, relevant expertise and professional experience and possess such other qualifications necessary for service on the Board, as determined by the Nominating & Corporate Governance Committee of the Board.  Each such nominee shall be promptly reviewed by the Nominating & Corporate Governance Committee and, subject to the approval of such committee, thereafter recommended by such committee to the Board for election to the Board; provided that the foregoing recommendation and election shall not be unreasonably withheld or delayed; and provided further that it shall be a condition to any such nominee’s election to the Board that such nominee agree in writing to be bound by the provisions of this Agreement.  Any nominee appointed to the Board pursuant to this Section 1.02 shall be deemed a Meldrum Designee for purposes of this Agreement.

Section 1.03.  Restrictions on Charter and Bylaw Amendments and Board Size.  The Company shall not, prior to the earlier of the Standstill Termination Date and any violation of Section 3.02, adopt by action of the Board any amendment to the Bylaws that would limit or restrict the rights of its shareholders in any way, including without limitation, by changing the advance notice provisions of the Bylaws set forth in Section 1.12 thereof or imposing any other notification requirement on shareholders of the Company regarding business to be conducted at shareholder meetings or prescribe any criteria or qualifications for the election of directors beyond those set forth in the Company’s published Director Nomination Process.  The Company also agrees that it will not, prior to the earlier of the Standstill Termination Date and any violation of Section 3.02, (a) create any additional directorship or (b) propose any amendment to the Company’s Restated Articles of Incorporation.

Section 1.04.  Designee Information.  The Holders agree to provide to the Company, promptly upon request, true and complete information regarding each Meldrum Designee required for inclusion in the Company’s proxy statement relating to the 2013 Annual Meeting.

Section 1.05.  Expenses. The Company shall reimburse Meldrum and its Affiliates for all out-of-pocket costs and expenses actually and reasonably incurred by Meldrum and its Affiliates, to the extent such expenses (a) have been substantiated in appropriate documentation provided to the Company and (b) are directly related to (i) the preparation and filing of any materials relating to the Proposed Solicitation by Meldrum and its Affiliates and any legal fees related thereto, including without limitation, any Schedule 13D filings, letters and correspondences by and between the parties and/or their respective outside counsel and any proxy filings under Regulation 14A, or (ii) the preparation for and the solicitation of proxies for the Proposed Solicitation, including without limitation legal fees and the fees of any proxy solicitor retained by Meldrum and its Affiliates for such meeting; provided, that reimbursement of such expenses shall not exceed $100,000 in the aggregate.

ARTICLE II

VOTING

From the date hereof through the Standstill Termination Date, at each meeting of shareholders of the Company, the Holders shall cause all Voting Securities beneficially owned by any member of the Meldrum Group, and with respect to which any such member has voting rights on the applicable record date, to be present at such meeting for purposes of establishing a quorum and to be voted (a) for the director nominees recommended by the Board, provided that the Company has complied with Sections 1.01(c) and (d) above, (b) against any director nominees proposed in opposition to the nominees of the Board at any such  meeting and (c) in accordance with the recommendation of the Board on any other proposals or matters to be voted on by the shareholders, unless, as relates to any proposals other than the election or removal of directors, Institutional Shareholder Services, Inc. (“ISS”) recommends otherwise, in which case the Holders shall be permitted to vote all of their respective Voting Securities in accordance with the ISS recommendation.  Notwithstanding the foregoing, nothing herein shall prevent the Holders from voting their respective Voting Securities as they see fit on any proposals related to a merger, acquisition or disposition of all or substantially all of the assets of the Company or other business combination involving the Company.  No later than five business days prior to each such meeting of shareholders, the Holders shall cause all Voting Securities beneficially owned by any member of the Meldrum Group to be voted in accordance with this Article II. No Holder shall, and each Holder agrees to cause each member of the Meldrum Group not to, revoke or change any vote or instruction to vote in connection with any such meeting of shareholders unless such revocation or change is required or permitted in accordance with the first sentence of this Article II. Each Holder agrees and acknowledges that this paragraph constitutes a valid and binding voting agreement made in accordance with the Texas Business Organizations Code and has been noted conspicuously on any Voting Securities held by them or that this Agreement constitutes written notice from the Company thereof.  Each Holder agrees that it shall not withdraw, contest, challenge or seek to withdraw, contest or challenge the validity or effectiveness of this voting agreement.

ARTICLE III

OTHER AGREEMENTS

Section 3.01.  Cessation of Proposed Solicitation.  The Holders hereby irrevocably withdraw their notice to the Company, as amended, relating to the Proposed Solicitation described in the Meldrum Schedule 13D.  Each Holder shall, and shall cause each member of the Meldrum Group to, immediately cease any and all solicitation and related efforts in connection with the Proposed Solicitation.

Section 3.02.  Standstill.  From the date hereof through the Standstill Termination Date, no Holder shall, and each Holder agrees to cause each member of the Meldrum Group not to, directly or indirectly:  (i) make, engage in, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the Commission’s proxy rules but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote or otherwise solicit consents from or conduct any referendum of shareholders, (ii) call, seek to call, direct or request any meeting of shareholders of the Company, (iii) submit or be the proponent of any proposal for consideration at any meeting of  shareholders of the Company (including pursuant to Rule 14a-8 promulgated under the Exchange Act), (iv) seek representation on the Board, seek the removal of any member of the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company; provided, however, that nothing herein will limit the ability of the Meldrum Group to nominate a replacement director(s) in accordance with Section 1.02 hereof, (v) engage in any course of conduct with the purpose of causing other Company shareholders to vote contrary to the recommendation of the Board on any matter presented to them for a vote; provided however, such restriction shall not apply to any proposals that have been presented to shareholders for a vote prior to the Standstill Termination Date that are related to a merger, acquisition or disposition of all or substantially all of the assets of the Company or other business combination involving the Company, (vi) make any request for any stockholder list or Company records, (vii) form, join, encourage, influence, advise or in any way participate in any “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise deposit or subject any securities of the Company to any voting trust or arrangement or agreement with respect to the voting thereof; provided, however, such restrictions shall not apply to any “group” comprised solely of all or some lesser number of Holders, (viii) effect, seek, offer or propose any tender or exchange offer, merger, business combination, recapitalization, liquidation or other extraordinary transaction involving the Company or its subsidiaries, (ix) sell, offer or agree to sell, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Holders to any third party, (x) enter into any discussions, negotiations, arrangements or understandings with any Person other than the Company with respect to any of the foregoing, advise, assist, encourage or seek to persuade or influence others to take any action with respect to any of the foregoing or announce any plan or proposal to take any action with respect to any of the foregoing or (xi) publicly request any waiver or amendment of any of the foregoing provisions.

Section 3.03.  Confidentiality.  Each Meldrum Designee agrees, upon his appointment as a member of the Board, to abide by the confidentiality requirements generally applicable to the members of the Board.

Section 3.04.  Non-Disparagement. From the date hereof through the Standstill Termination Date, the Company and the Holders agree not to, and each Holder agrees to cause each member of the Meldrum Group not to, make any statement, written or oral, to any Person (i) reasonably likely to be harmful to the other party or parties or its or their officers, directors or employees or to be injurious to the goodwill, reputation or business standing of the other party or parties or its or their officers, directors or employees or (ii) that is disparaging or defamatory about the Company or the Holders, as the case may be, or their respective officers, directors or employees; provided, however, that this Section 3.04 shall not preclude (a) any party or its representatives from (i) any good faith response to any inquiries under oath or in response to inquiry by a Governmental or Regulatory Authority or (ii) any notification to a Governmental or Regulatory Authority reporting a violation of applicable law, regulations or standards governed by such authority, if such notification is, upon advice of counsel, required by such Person to be so made, and provided that such Person uses reasonable best efforts to keep such notification confidential or (b) any director, in the exercise of his or her fiduciary duties, from making statements during meetings of the Board or any committees thereof of which he or she is a member.

Section 3.05.  Publicity.  Promptly after execution and delivery of this Agreement, the Company agrees to issue a press release announcing the principal terms hereof in substantially the form attached hereto as Exhibit A.  Neither the Company, nor the Holders, nor any of their respective representatives shall make any public comments or disclosures concerning the subject matter of this Agreement that deviates in any material respect from the content of such press release.  The Holders shall, and shall cause each member of the Meldrum Group to, promptly file an amendment to the Meldrum Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.  The Holders shall provide the Company with a copy of such amendment to the Meldrum Schedule 13D within a reasonable period (and, in any event, at least one business day) in advance of filing such amendment with the Commission in order to provide the Company with a reasonable opportunity to review and comment on such materials.  The Holders shall, in good faith, take into consideration the comments received from the Company on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials.

Section 3.06.  Meldrum Designee Resignations.  Notwithstanding any other provision of this Agreement to the contrary, each Meldrum Designee hereby irrevocably resigns as a director of the Company, effective immediately upon the occurrence of a Resignation Event, unless a majority of the members of the Board (excluding the applicable Meldrum Designee(s)) votes to refuse to accept, and to reject, any such resignation.  The parties agree and acknowledge that the preceding sentence shall serve as each Meldrum Designee’s formal resignation delivered to the Company and that no additional agreement, notice or action shall be necessary to immediately effectuate such resignations in accordance therewith. The Holders agree that they shall not challenge, contest or withdraw, or seek to challenge, contest or withdraw, the validity or effectiveness of any such resignations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

The Holders, jointly and severally, hereby represent and warrant to the Company as follows:

(a)           Each of Rockall and Meldrum is an exempted or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each Holder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and such execution, delivery and performance has been duly and validly authorized.  This Agreement has been duly and validly executed and delivered by each Holder and constitutes a legal, valid and binding obligation of each such Holder, enforceable against such Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “enforceability qualifications”).

(b)           The execution and delivery by each Holder of this Agreement do not, and the performance by each Holder of such Holder’s obligations under this Agreement and the consummation of the transactions contemplated hereby will not:  (i) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation or any order, judgment or decree of any Governmental or Regulatory Authority applicable to such Holder or any of such Holder’s properties or assets; or (ii) conflict with or result in a violation or breach of, constitute a default under, or require such Holder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any contract, agreement, permit or license to which such Holder is a party.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Holder is required in connection with the execution and delivery of this Agreement, other than any filing with the Commission required in connection with the execution and/or delivery of this Agreement or the issuance of the press release referred to in Section 3.05.  No member of the Meldrum Group beneficially owns any Equity Securities other than as disclosed in the Meldrum Schedule 13D.  The Holders have provided to the Company true and complete information regarding each Meldrum Designee as would be required by federal securities laws and the rules of the Commission to be included in a proxy statement (if such proxy statement were being filed with the Commission on the date hereof) naming such designees as director nominees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Holders as follows:

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company in accordance with its terms, except as enforceability may be limited by the enforceability qualifications.

(b)           The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:  (i) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation or any order, judgment or decree of any Governmental or Regulatory Authority applicable to the Company or any of its properties or assets; or (ii) conflict with or result in a violation or breach of, constitute a default under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any contract, agreement, permit or license to which the Company is a party, except for filings with the Commission in connection with the matters provided for in this Agreement.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution and delivery of this Agreement, other than any filing with the Commission required in connection with the execution and/or delivery of this Agreement or the issuance of the press release referred to in Section 3.05.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01.  Amendment and Waiver.  This Agreement may not be amended or supplemented, and no waivers or consents to departures from the provisions hereof will be effective, unless set forth in a writing agreed to, signed by, and delivered to, the Company, on one hand, and the Holders, on the other.  No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 6.02.  Notices.  For all purposes of this Agreement, the Company shall not be required to recognize any notice purportedly delivered by or on behalf of any Holder or any other member of the Meldrum Group unless such notice is delivered to the Company by or on behalf of Meldrum.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by reputable overnight courier (costs prepaid) to the parties at the following addresses or facsimile numbers:

If to any Holder or other member of the Meldrum Group, to:

Rockall Emerging Markets Master Fund Limited
c/o M&C Corporate Services Limited, P.O. Box 309GT
Ugland House, South Church Street, George Town
Grand Cayman, Cayman Islands
Facsimile No.:  (212) 451-2222
Attention:  Con Egan, Manager

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Steve Wolosky
                    Andrew Freedman
Telephone:  (212) 451-2333
Facsimile:  (212) 451-2222

If to the Company, to:

Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas  75204-2960
Facsimile No.:  (214) 515-7385
Attn:  Corporate Secretary

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas  75201
Attention:  Don McDermett
                    David Sterling
                    Paul F. Perea
Telephone:  (214) 953-6454
Facsimile:  (212) -661-4454

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Section 6.03.  Entire Agreement. This Agreement, including the Exhibit attached hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements, understandings and discussions between the parties hereto with respect to such subject matter.  Neither the Holders nor any other Person makes any express or implied representation or warranty on behalf of any Holder other than as expressly set forth in Article IV.  Neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company other than as expressly set forth in Article V.

Section 6.04.  No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

Section 6.05.  No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns and legal representatives.  The obligations of the Holders under this Agreement are joint and several.

Section 6.06. Specific Performance.  The parties acknowledge that money damages are not an adequate remedy for violations of any provision of this Agreement and that any party may, in such party’s sole discretion, apply to the District Courts of Dallas County, Texas or the United States District Court for the Northern District of Texas—Dallas Division (“Texas Courts”), without the necessity of posting a bond or other security, for specific performance or for injunctive or such other relief as such court may deem just and proper in order to enforce any such provision or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

Section 6.07.  Interpretation. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) all references to statutes, rules and regulations are to the enumerated statutes, rules and regulations and any successor statute, rule or regulation, and (vi) unless the context clearly otherwise requires, the terms “including” and “includes” shall be construed to be inclusive rather than exclusive.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business or trading days are specified.

Section 6.08.  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the intended rights of any party hereto under this Agreement will not be forfeited in any material respect as a result thereof, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 6.09.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

Section 6.10.  Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the exclusive jurisdiction of the Texas Courts in any action, suit or proceeding arising out of or in connection with this Agreement, agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein to the extent permitted by law), and agrees to delivery of service of process by any of the methods by which notices may be given pursuant to Section 6.02, with such service being deemed given as provided in such Section; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or any other courts in the State of Texas other than for such purpose.

Section 6.11.  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 6.12.  Termination. This Agreement may be terminated (i) by mutual written agreement of the parties hereto or (ii) by either the Company or the Holders if any material breach of this Agreement has been committed by any of the Holders or the Company, respectively, and such breach has not been waived.  The provisions of Section 3.03 shall survive any termination of this Agreement for the period provided therein, and the provisions of Section 3.06 shall survive any termination of this Agreement without expiration.

Section 6.13.  Holder Representative; Appointment of Attorney-in-Fact.  Each Holder, by its execution of this Agreement, hereby irrevocably appoints Meldrum (the “Holder Representative”) as its agent, proxy and attorney-in-fact for all purposes of this Agreement, including, without limitation, entering into and granting any amendments, modifications, waivers or consents hereunder or hereto.  The Company and its representatives need not be concerned with, and shall be entitled to rely on, the authority of the Holder Representative to act and communicate on behalf of all Holders hereunder, and the Company and its Affiliates and their respective representatives shall not be held liable or accountable in any manner for any act or omission of the Holder Representative in such capacity.  The grant of authority provided for in this Section 6.13 is coupled with an interest and is being granted, in part, as an inducement to the parties to enter into this Agreement, shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto or any assignee thereof.

Section 6.14.  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below.

“Affiliate” has the meaning assigned thereto in Rule 1 2b-2 promulgated under the Exchange Act.

“beneficially owns” (or comparable variations thereof) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Bylaws” means the Amended and Restated Bylaws of the Company.

“Commission” means the Securities and Exchange Commission.

“Equity Securities” means Voting Securities, options and rights (whether presently exercisable or not) to purchase Voting Securities and any derivative instruments, agreements or arrangements evidencing any indicia of ownership with respect to Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or any stock exchange or market in which Voting Securities are listed for trading or traded.

“Meldrum Designees” means Mark J. Bonney, Michael E. Dailey, and any subsequent designee elected to the Board pursuant to Section 1.02.

“Meldrum Group” means (a) the Holders, (b) any and all Affiliates of any Holder and any Person as to which beneficial ownership of Equity Securities, directly or indirectly, is controlled or shared by a Holder, (c) the then-current officers, directors or managing members (or Persons serving in equivalent capacities) of any Person described in clauses (a) or (b) above, (d) with respect to any Person described in clauses (a) or (b) above who is an individual, (i) any and all immediate family members of such Person, (ii) the heirs, executors, personal representatives and administrators of such Person, (iii) any and all trusts established for the benefit of such Person and (iv) any and all charitable foundations the investment decisions of which are controlled by such Person and (e) the other members of any and all groups (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Holder or any Person described above is a member.

“Person” means any individual, corporation, limited liability company, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“representatives” of any Person means such Person’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives of such Person.

“Resignation Event” means the earliest to occur of the following:  (a) the first date on which any member of the Meldrum Group engages in any of the activities prohibited by Section 3.02, if such violation is not wholly cured within three business days following written notice thereof by the Company in accordance with Section 6.02, (b) the first date on which the Meldrum Group’s aggregate beneficial ownership (calculated in accordance with the beneficial ownership rules promulgated under the Exchange Act) of, or voting power with respect to (including through sales of, offers or agreements to sell, directly or indirectly, through swap or hedging transactions or other disposition of, voting rights decoupled from the underlying common stock of the Company held by the Holders), Voting Securities is reduced to less than 5.0% of the Company’s then-outstanding Voting Securities (subject to adjustment for stock splits, reclassifications, combinations and similar events), (c) the first date after the Standstill Termination Date on which any member of the Meldrum Group engages in any activity that was, prior to the Standstill Termination Date, prohibited by clauses (i) through (vi), inclusive (together with clause (xi) as it relates to such clauses) of Section 3.02, and (d) the date on which this Agreement is terminated.

“Standstill Termination Date” means June 30, 2013.

“Voting Securities” means the common stock, par value $0.01 per share, of the Company and any other securities of the Company of any kind or class having the power generally to vote for the election of directors.

* * * Signature page(s) follow * * *

IN WITNESS WHEREOF, each party hereto has signed this Agreement, or caused this Agreement to be signed on its behalf, on the date first above written.

ZIX CORPORATION

By:	/s/ Rick Spurr
	Name:	Rick Spurr
	Title:	Chairman & CEO

ROCKALL EMERGING MARKETS MASTER FUND LIMITED

By: Meldrum Asset Management, LLC its Investment Manager

By:	/s/ Conor O’Driscoll
	Name:	Conor O’Driscoll
	Title:	Chairman

MELDRUM ASSET MANAGEMENT, LLC

By:	/s/ Conor O’Driscoll
	Name:	Conor O’Driscoll
	Title:	Principal

/s/ Con Egan
Con Egan

/s/ Conor O’Driscoll
Conor O’Driscoll

/s/ Fulvio Dobrich
Fulvio Dobrich

/s/ Michael E. Dailey
Michael E. Dailey

/s/ Mark J. Bonney
Mark J. Bonney

Signature page to Zix-Meldrum Shareholders Agreement

Exhibit A

FOR IMMEDIATE RELEASE

ZIX CORPORATION AND MELDRUM REACH AGREEMENT

DALLAS, TX, December XX, 2012 -- Zix Corporation, (Nasdaq: ZIXI) (“ZixCorp”), the leader in email encryption services, announced today that it has reached an agreement with Meldrum Asset Management and affiliates (the “Meldrum Group”) in connection with the Meldrum Group’s request for a special meeting of shareholders.

Under the terms of the agreement, ZixCorp has agreed to add two Meldrum Group designees, Mark J. Bonney and Michael E. Dailey, to its Board effective as of January 1, 2013.  Messrs. Bonney and Dailey, both of whom qualify as independent directors within the meaning of NASDAQ listing standards, and neither of whom is employed by Meldrum, will join the Board’s Audit and Compensation Committees, respectively.  As part of the agreement, the Meldrum Group has withdrawn its request for a special meeting of shareholders and related proposals, and also has agreed to vote their shares in support of the Board’s nominees at ZixCorp’s 2013 annual meeting of shareholders, and not to solicit proxies in connection with this meeting.

“We are gratified to have reached this agreement without a costly and distracting proxy contest,” said Rick Spurr, Chairman and CEO.  “We look forward to working productively with the new members of our Board in continuing to grow our business and enhance shareholder value.”

About Zix Corporation

Zix Corporation (“ZixCorp”) provides the only email encryption services designed with your most important relationships in mind. Many of the most influential companies and government organizations use the proven ZixCorp® Email Encryption Services, including WellPoint, the Securities and Exchange Commission, and more than 1,500 hospitals and 1,800 financial institutions. ZixCorp Email Encryption Services are powered by ZixDirectory®, the largest email encryption community in the world. The tens of millions of ZixDirectory members can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.

ZixCorp Contact Information

Perry Street Communications, Dallas
Jon Morgan (jmorgan@perryst.com)
Jen Habicht (jhabicht@perryst.com)

214-965-9955